UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  December 12, 2018

Commission File Number:  000-55838

Wrap Technologies, Inc.
(Exact name of registrant as specified in its charter.)

Delaware
(State or other jurisdiction of incorporation or organization)
98-0551945
(IRS Employer Identification No.)

4620 Arville Street, Suite E, Las Vegas, Nevada 89103
(Address of principal executive offices)

(800) 583-2652
(Registrant's Telephone number)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR 230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR 240.12b-2)
Emerging growth company [ ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [ ]

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 12, 2018, Wrap Technologies, Inc. (the "Company") promoted David Norris, the Company's President, to the role of the Chief Executive Officer. In connection with his promotion to Chief Executive Officer, Mr. Norris's annual base salary was increased to $180,000 per year.

Mr. Norris, age 53, was appointed as a director of the Company and as the Company's President in January 2018. Prior to joining the Company, he served in senior executive roles at privately held loanDepot, Inc. from April 2014 to December 2017, during which time it rapidly expanded into the fifth largest mortgage lender in the United States. Most recently, he served as Chief Revenue Officer of loanDepot, with prior executive positions including President and Chief Operating Officer. In October 2012, Mr. Norris was appointed as Chief Executive Officer of Greenlight Financial Services, which was sold to Nationstar Mortgage in May 2013, whereupon he served as President of Direct Lending and Chief Marketing Officer until February 2014. Mr. Norris also previously served as President at LendingTree, Inc. and Discover Home Loans. In addition, Mr. Norris' career includes executive and management roles at Toshiba America Information Systems, Qualcomm Personal Electronics and American Technology Corporation. His early career was as a probation officer in San Diego for five years. Mr. Norris earned his Bachelor of Science degree in business administration from University of Phoenix in 1993.

Except as disclosed herein, there are no related party transactions between the Company and Mr. Norris that would require disclosure under Item 404(a) of Regulation S-K, nor are there any further arrangements or understandings in connection with the appointment of Mr. Norris as Chief Executive Officer.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Wrap Technologies, Inc.

Date:   December 14, 2018
By:	/s/ James A. Barnes

Name: James A. Barnes
Title: Chief Financial Officer, Treasurer and Secretary